PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 8, 1996)

                                  $250,000,000

                                  ADVANTA LOGO

                           VALUE NOTES(SM), SERIES A
                DUE FROM 9 MONTHS TO 15 YEARS FROM DATE OF ISSUE

     Advanta Corp. (the "Company") may offer from time to time up to $250,000,000 aggregate initial offering price of its Value Notes(SM), Series A, Due from 9 Months to 15 Years from Date of Issue (the "Notes"). Unless otherwise described herein, the original (continued on next page)
                            ------------------------

     The Company is not subject to state or Federal regulations applicable to banks and savings and loan associations, including, among other things, regulations regarding the maintenance of reserves and the quality or condition of its assets. THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY. SEE "RISK FACTORS" ON PAGE S-3.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
  SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================
                                               Underwriting
                            Price to         Commissions and                Proceeds
                           Public(1)           Discounts(1)           to the Company(1)(2)
-----------------------------------------------------------------------------------------------
Per Note...............        100%           .20% to 2.50%             99.80% to 97.50%
-----------------------------------------------------------------------------------------------
Total..................    $250,000,000   $500,000 to $6,250,000  $249,500,000 to $243,750,000
-----------------------------------------------------------------------------------------------

(1) If agreed to by the Company and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay a commission to each Agent ranging from .20% to 2.50% of the principal amount of the Note, depending upon its stated maturity, sold through such Agent. An Agent also may purchase the Notes, as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent or, if so specified in an applicable Pricing Supplement, at a fixed public offering price. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described above). The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."
(2) Before deducting expenses payable by the Company estimated at $85,000.
                            ------------------------

PAINEWEBBER INCORPORATED
                        LEGG MASON WOOD WALKER, INCORPORATED
                                                               SAGE RUTTY & CO.
                            ------------------------

           The date of this Prospectus Supplement is August 7, 1997.

(continued from cover page)

issue price, interest rate, Issue Date (as defined herein), Interest Payment Dates (as defined herein), Stated Maturity Date (as defined herein), whether the Notes are subject to redemption at the option of the Company prior to the Stated Maturity Date and certain other terms with respect to each Note will be established at the time of issuance and set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued only in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. The Notes will be unsecured and unsubordinated obligations of the Company and will rank equal to and ratably with all other unsecured and unsubordinated indebtedness of the Company.

     The Notes may be issued in whole or in part in the form of one or more global Notes to be deposited with or on behalf of The Depository Trust Company ("DTC") or other depositary (DTC or such other depositary specified in the applicable Pricing Supplement is herein referred to as the "Depositary") and registered in the name of the Depositary's nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and, with respect to the beneficial owners' interests, by the Depositary's participants. Notes will not be issuable as certificated Notes except under the limited circumstances described herein. See "Description of Notes -- Delivery and Form."

     Each Note will bear interest from and including the Issue Date at a fixed rate established by the Company and set forth on the face of such Note and in the applicable Pricing Supplement. The Interest Payment Dates for a Note that provides for monthly interest payments, unless otherwise provided in the applicable Pricing Supplement, shall be the fifteenth day of the calendar month next succeeding the month in which the Note is issued and the fifteenth day of each succeeding calendar month thereafter until the Maturity Date. In the case of a Note that provides for quarterly interest payments, unless otherwise provided in the applicable Pricing Supplement, the Interest Payment Dates shall be the fifteenth day of the third calendar month next succeeding the month in which the Note is issued and the fifteenth day of each third succeeding calendar month thereafter until the Maturity Date. In the case of a Note that provides for semi-annual interest payments, unless otherwise provided in the applicable Pricing Supplement, the Interest Payment Dates shall be the fifteenth day of the sixth calendar month next succeeding the month in which the Note is issued and the fifteenth day of each sixth succeeding calendar month thereafter until the Maturity Date. In the case of a Note that provides for annual interest payments, unless otherwise provided in the applicable Pricing Supplement, the Interest Payment Dates shall be the fifteenth day of the twelfth calendar month next succeeding the month in which the Note is issued and the fifteenth day of each twelfth succeeding calendar month thereafter until the Maturity Date. The Regular Record Date with respect to any Interest Payment Date, unless otherwise provided in the applicable Pricing Supplement, shall be the close of business on the first day of the calendar month in which such Interest Payment Date occurs; provided, however, that interest payable on the Maturity Date will be payable to the person to whom principal shall be payable.

     The Notes are being offered on a continuous basis for sale by the Company through one or more of the Agents and each of the Agents has agreed to use its reasonable efforts to solicit offers to purchase the Notes. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold, or that there will be a secondary market for the Notes or liquidity in such market if one develops. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution." No termination date for the offering of the Notes has been established. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice.
                         ------------------------------

     IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED PRICE BASIS, SUCH AGENT(S) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS OF SUCH AGENT(S). FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                  RISK FACTORS

     Purchasers of the Notes offered hereby should consider the following factors:

     Absence of Insurance and Guarantees. The Notes are not deposits or other obligations of a bank and, accordingly, are not insured by any governmental or other entity such as the FDIC, as are bank, savings and loan or credit union accounts, and the Notes are not guaranteed by any public or private entity. In these respects, the Company is similar to most other commercial enterprises (including bank holding companies) which sell debt securities to public investors, but is dissimilar to most banking or savings institutions.

     Recent Operating Loss. On March 17, 1997, the Company announced that it expects to report 1997 results well below previous expectations. On April 16, 1997, the Company reported a loss of $19.8 million, or $0.43 cents per share, for the first quarter. See "Recent Developments." There can be no assurance that the Company will not incur operating losses in future periods.

     Reduced Availability of Financing. Beginning March 1997, in connection with the March 17, 1997 announcement described above under "-- Recent Operating Loss," the various rating agencies lowered their ratings of the Company's debt securities. As of the date of this Prospectus Supplement, senior debt of the Company was rated two levels below investment grade by Standard & Poor's and by Moody's Investors Service. The lowering of the credit ratings reduced the availability of financing. As a result of this and other factors, there can be no assurance that the Company will be able to obtain adequate financing for its business needs in the future. See "Recent Developments."

     Limited Availability of Bank and Insurance Company Assets; Impact on Liquidity. Because the Company's subsidiaries include banks and insurance companies that are subject to significant state and federal regulation, the Company's ability to receive dividends and loans from its subsidiaries is restricted. Banking regulations limit the amount of dividends that a bank may pay. In addition, Arizona insurance regulations restrict the amount of dividends which any of the Company's insurance subsidiaries can distribute to its parent in any twelve month period without the prior consent of the State of Arizona Department of Insurance. Further, Advanta National Bank and Advanta Financial Corp., which are subsidiaries of the Company, are subject to restrictions under Sections 23A and 23B of the Federal Reserve Act. These restrictions limit the transfer of funds by the depository institution to the Company and certain other affiliates, as defined in that Act, in the form of loans, extensions of credit, investments or purchases of assets, and they require generally that the depository institution's transactions with its affiliates be on terms no less favorable to the depository institution than comparable transactions with unrelated third parties. These transfers by any one institution to the Company or any single affiliate are limited in amount to 10% of the depository institution's capital and surplus and transfers to all affiliates are limited in the aggregate to 20% of the depository institution's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. In addition, Advanta National Bank does not intend to make loans to the Company. The limited availability to the Company of dividends and loans from its banking and insurance subsidiaries impacts the Company's liquidity.

     Risks Associated with Maintaining Portfolios of Credit Card Receivables and Mortgage Loans. There are certain risks associated with maintaining portfolios of credit card receivables and mortgage loans. The primary risks involve potential increases in credit losses, and potential deterioration in managed net interest margin. These risks are inherent to every lender. The Company believes its credit loss experience is comparable to that of the industry as a whole although its managed net interest margin is currently significantly below that of other leading domestic credit card issuers. See "Recent Developments."

     Regulation. The banking and finance businesses in general, and the Company's banking and insurance subsidiaries in particular, are the subject of extensive regulation at both the state and federal levels. In addition, numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities.

     Competition. As a marketer of credit products, the Company faces intense competition from numerous providers of financial services. Although the Company believes it is generally competitive in most of the geographic areas in which it offers its services, there can be no assurance that its ability to market its services successfully or to obtain adequate yields on its loans will not be impacted by the nature of the competition that now exists or may develop.

     Structural Subordination. The Company's operations are largely conducted by its subsidiaries. Because the Company's subsidiaries include banks and insurance companies that are subject to significant state and federal regulation, the Company's ability to receive dividends and loans from its subsidiaries is restricted. Further, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At March 31, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $3.9 billion. The Indenture does not place any limitation on the amount of secured or unsecured debt that may be incurred by the Company or any of its subsidiaries. See "Description of Notes -- General."

     Limited Events of Default; Absence of Provisions Relating to Highly Leveraged Transactions or a Change in Control. The Indenture contains only limited events of default other than default in the timely payment of principal or interest. See "Description of Debt Securities -- Events of Default" in the accompanying Prospectus. The Indenture contains no covenants or other provisions (other than standard provisions requiring any successor entity to assume the Company's obligations under the Notes) to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in the control of the Company. See "Description of Debt Securities -- Restrictive Covenants" in the accompanying Prospectus.

     Absence of Trading Market. The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of the secondary market if one develops. See "Plan of Distribution."
                         ------------------------------

     This Prospectus Supplement contains forward-looking statements, including but not limited to projections of future earnings, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Significant risks and uncertainties include: the Company's managed net interest margin, which in turn is affected by the Company's success in originating new credit card accounts, the receivables volume and initial pricing of new accounts, the impact of repricing existing accounts and account attrition, the mix of account types and interest rate fluctuations; the level of delinquencies, customer bankruptcies, and charge-offs; and the amount and rate of growth in the Company's expenses. The Company's earnings also may be significantly affected by factors that affect consumer debt, competitive pressures from other providers of financial services, the effects of governmental regulation, the amount and cost of financing available to the Company and its subsidiaries, the difficulty or inability to securitize the Company's receivables and the impact of the ratings on debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are set forth elsewhere in this Prospectus Supplement and in the Company's other filings with the Securities and Exchange Commission.

                                  THE COMPANY

     The Company serves consumers and small businesses through innovative products and services primarily via direct, cost-effective delivery systems. The Company primarily originates and services credit cards and mortgage loans. Other products include commercial small-ticket equipment leasing, business credit cards, automobile loans, insurance and deposit products. The Company utilizes consumer information attributes, including credit assessments, usage patterns and other characteristics, enhanced by proprietary information, to match prospect profiles with appropriate products. At March 31, 1997, assets under management totaled $20 billion.

     Approximately 61% of total revenues at March 31, 1997 were derived from credit cards marketed through targeted direct mail campaigns. For the past several years, the Company's strategy has been to market this product in the form of a no annual fee, low variable-rate gold card. The Company has successfully grown to one of the ten largest issuers of gold cards in the United States and ranks among the top 15 bankcard issuers worldwide. Personal finance loans, which include mortgage, home equity and automobile loans, contribute approximately 20% of total revenues with a managed loan portfolio of $3.3 billion. Mortgage loans are originated directly with consumers, as well as through conduit relationships and wholesale purchases from brokers and other financial institutions.

     The Company was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Welsh & McKean Roads, Spring House, Pennsylvania, 19477. The Company's telephone number at its principal office is (215) 657-4000.

                              RECENT DEVELOPMENTS

     On March 17, 1997, the Company announced that it expects to report a net profit for full-year 1997 of approximately $1.50 per share, which is well below previous expectations. For the first quarter of 1997, the Company reported a loss of $19.8 million, or $0.43 cents per share. On July 16, 1997, the Company announced its return to profitability and reported net income of $5.4 million, or earnings per share of $0.12 cents, for the second quarter. This interruption in the Company's historical pattern of strong financial results reflects a number of factors, including continuing increases in consumer bankruptcies and charge-offs and lower receivables balances than originally anticipated in its credit card business. The Company is pursuing a number of steps designed to return the Company to its historical level of financial performance by increasing revenues and stemming credit card losses. These steps include repricing certain segments of the credit card portfolio, improving the Company's collection process, tightening underwriting standards and developing new marketing programs. The Company's mortgage financing, leasing and insurance businesses continue to perform well.

     Notwithstanding the lowering of the Company's credit ratings referred to above under "Risk Factors -- Reduced Availability of Financing," the Company believes that its current cash position and the availability of financing will provide adequate financing for the Company's current needs.

     On March 17, 1997, the Company also announced that it has retained BT Wolfensohn, a division of BT Securities Corporation, to explore all strategic alternatives that build upon the historic strength and success of the Company as a whole and of its business units with the aim of maximizing the Company's value. The strategic alternatives that might be considered by the Company include, but are not limited to, a strategic alliance with another company, an alliance or initial public offering involving one or more of the Company's operating units, or a merger or sale involving the Company as a whole. There is no assurance that any such event will occur.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                             THREE MONTHS
                                                ENDED                 YEAR ENDED DECEMBER 31,
                                              MARCH 31,      ------------------------------------------
                                            1997     1996     1996     1995     1994     1993     1992
                                            ----    ------   ------   ------   ------   ------   ------
                                             (UNAUDITED)                    (UNAUDITED)
Ratio of Earnings to Fixed Charges(A).....   (B)     2.10x    1.97x    2.26x    2.71x    2.52x    1.81x

---------------
(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expenses on operating leases and preferred stock dividends of subsidiary trust.

(B) For the three months ended March 31, 1997, earnings were inadequate to cover fixed charges. The deficiency was approximately $26.7 million.

                              DESCRIPTION OF NOTES

     The Notes will be issued under an Indenture, dated as of November 15, 1993 (the "Indenture"), between the Company and The Chase Manhattan Bank (successor by merger to The Chase Manhattan Bank (National Association)), as Trustee. The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this Prospectus Supplement and the accompanying Prospectus are a part (the "Registration Statement"). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture or the Notes, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes. The following description of the Notes, including the terms and conditions set forth herein, will apply to each Note unless otherwise specified in an applicable Pricing Supplement and in such Note.

GENERAL

     All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series.

     The Notes are currently limited to $250,000,000 aggregate initial offering price. The foregoing limit, however, may be increased by the Company, if, in the future, it determines that it may wish to sell additional Notes. The Notes will be offered on a continuing basis and will mature on any day nine months to 15 years from the date of issue (the "Issue Date"), as selected by the purchaser and agreed to by the Company and as specified in an applicable Pricing Supplement. Each Note will bear interest from the Issue Date at a fixed rate. Interest rates and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Each Note will be issued in fully registered form without coupons (a "Book-Entry Note"). Except as set forth herein, Notes will be issuable only in global form and will be represented by a global Note (each, a "Global Note" and, collectively, the "Global Notes") registered in the name of a nominee of the Depositary. See "Description of Notes -- Delivery and Form." All Notes issued on the same day and having the same terms (including, but not limited to, the same designation, the same Interest Payment Dates, interest rate,

Stated Maturity Date and redemption provisions) may be represented by a single Global Note. A beneficial interest in a Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and, with respect to beneficial owners' interests, by the Depositary's participants. Payments of the principal of, and premium, if any, and interest on, the Notes will be made by the Company through the Trustee to the Depositary or its nominee. Unless otherwise specified in the applicable Pricing Supplement, DTC will be the Depositary. See "Description of Notes -- Delivery and Form."

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of the Notes will be $1,000 and any amount in excess thereof that is an integral multiple of $1,000.

     The principal amount of the Notes will be payable on the Maturity Date at the Corporate Trust Office of The Chase Manhattan Bank, Corporate Trust Services, 450 West 33rd Street, 15th Floor, New York, New York 10001, or at such other place as the Company may designate.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company prior to their Stated Maturity Date. The Notes may not be repaid at the option of the holder prior to their Stated Maturity Date, except pursuant to the Survivor's Option described herein. See "Description of Notes -- Repayment Upon Death." Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. See "Description of Notes -- Redemption."

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee.

     If applicable, any purchase of Notes by the Company will be accomplished in compliance with Section 14(e) of the Exchange Act and Rule 14e-1 promulgated thereunder.

     Unless otherwise specified herein, the Pricing Supplement relating to each Note or Notes will describe the following terms, as applicable: (1) the price (which may be expressed as a percentage of the aggregate initial public offering price thereof) at which such Note will be issued to the public (the "Issue Price"); (2) the Issue Date; (3) the Stated Maturity Date of such Note; (4) the rate per annum at which such Note will bear interest (the "Interest Rate"); (5) the Interest Payment Dates; (6) whether such Note may be redeemed at the option of the Company prior to its Stated Maturity Date, and if so, the provisions relating to such redemption; (7) certain special United States Federal income tax consequences of the purchase, ownership and disposition of certain Notes, if any; and (8) any other terms of such Note not inconsistent with the provisions of the Indenture.

GLOSSARY

     Reference is made to the Indenture and the forms of Notes filed by incorporation by reference as exhibits to the Registration Statement for the full definition of certain of the terms used in this Prospectus Supplement, as well as any capitalized terms used herein for which no definition is provided. Set forth below are definitions of certain terms used in this Prospectus Supplement with respect to the Notes.

     "Business Day" with respect to any Note means, unless otherwise specified in the applicable Pricing Supplement, any day other than a Saturday, Sunday, or other day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York.

     "Interest Payment Date" with respect to any Note means a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

     "Maturity Date" with respect to any Note means the date on which the principal of a Note or an installment of principal becomes due and payable in accordance with its terms and the terms of the Indenture, whether at its Stated Maturity Date or by declaration of acceleration, call for redemption at the option of the Company, repayment pursuant to exercise of the Survivor's Option, or otherwise.

DELIVERY AND FORM

     THE COMPANY HAS ESTABLISHED A DEPOSITARY ARRANGEMENT WITH THE DEPOSITARY WITH RESPECT TO THE BOOK-ENTRY NOTES, THE TERMS OF WHICH ARE SUMMARIZED BELOW. ANY ADDITIONAL OR DIFFERING TERMS OF THE DEPOSITARY ARRANGEMENT WITH RESPECT TO THE BOOK-ENTRY NOTES WILL BE DESCRIBED IN THE APPLICABLE PRICING SUPPLEMENT.

     Upon issuance, all Notes having the same Issue Date, Interest Rate, Interest Payment Dates, redemption provisions, if any, Stated Maturity Date and other terms, if any, will be represented by a single Global Note; provided, however, that no single Global Note shall exceed $200,000,000. Each Global Note representing Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

     So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be the sole holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the beneficial owners of the Global Note or Notes representing Book-Entry Notes will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the Depositary and, if such beneficial owner is not a DTC participant (a "Participant"), on the procedures of the Participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Note representing Book-Entry Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Note representing Book-Entry Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies the Company that the Depositary is unwilling to continue in such capacity or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in any such case, the Company shall not have appointed a successor to the Depositary within 60 days thereafter, (ii) the Company, in its sole discretion, determines that the Global Notes shall be exchangeable for certificated Notes or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes under the Indenture. Upon any such exchange, the certificated Notes shall be registered in the names of the beneficial owners of the Global Note or Notes representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The following is based on information furnished by the Depositary:

          The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's nominee). One fully registered Global Note will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Note will be issued with respect to each $200,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of such issue.

          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Note representing Book-Entry Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Notes representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in the beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal, premium, if any, and interest, if any, payments in respect of the Global Notes representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the participant's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

          The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company and the Agents believe to be reliable, but neither the Company nor any of the Agents takes any responsibility for the accuracy thereof.

INTEREST AND PRINCIPAL PAYMENTS

     Owners of beneficial interests in a Note will be paid in accordance with the Depositary's and the Participant's procedures in effect from time to time as described under "Description of Notes -- Delivery and Form." Unless otherwise specified in the applicable Pricing Supplement, payments of principal of, and premium, if any, and interest on, the Maturity Date of a Note will be made in immediately available funds upon surrender of such Note at the office of the Trustee, provided that the Note is presented to the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures. Unless otherwise specified in the applicable Pricing Supplement, principal, premium, if any, and interest payable on the Maturity Date of a Note will be paid by the Trustee to an account specified by the Depositary. The Company will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, will be borne by the holders of the Notes in respect of which such payments are made.

     Certain Notes may be considered to be issued with original issue discount which must be included in income for United States Federal income tax purposes at a constant rate, prior to the receipt of the cash attributable to that income. See "Certain United States Federal Income Tax Consequences -- U.S. Holders -- Original Issue Discount."

     Each Note will bear interest from and including its Issue Date at the rate per annum set forth thereon and in the applicable Pricing Supplement until the principal amount thereof is paid (or made available for payment) in full. Each payment of interest on a Note shall include interest accrued from and including the Issue Date or from and including the last Interest Payment Date in respect of which interest has been paid (or made available for payment), as the case may be, to but excluding the Interest Payment Date or the Maturity Date, as the case may be. Unless otherwise specified in the applicable Pricing Supplement, interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable Pricing Supplement, interest on each Note will be payable either monthly, quarterly, semi-annually or annually on each Interest Payment Date and on the Maturity Date. Any payment of principal, premium, if any, or interest required to be made on a Note on a day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and no additional interest shall accrue as a result of such delayed payment. Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable on the Maturity Date will be payable to the person to whom principal shall be payable.

     Each applicable Pricing Supplement will specify whether the Interest Payment Dates for a Note will be monthly, quarterly, semiannually or annually. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" will be, in the case of a Note that provides for: (i) monthly interest payments, the fifteenth day of the calendar month next succeeding the month in which the Note is issued and the fifteenth day of each succeeding calendar month thereafter until the Maturity Date; (ii) quarterly interest payments, the fifteenth day of the third calendar month next succeeding the month in which the Note is issued and the fifteenth day of each third succeeding calendar month thereafter until the Maturity Date; (iii) semiannual interest payments, the fifteenth day of the sixth calendar month next succeeding the month in which the Note is issued and the fifteenth day of each sixth succeeding calendar month thereafter until the Maturity Date; and (iv) annual interest payments, the fifteenth day of the twelfth calendar month next succeeding the month in which the Note is issued and the fifteenth day of each twelfth succeeding calendar month thereafter until the Maturity Date. The "Regular Record Date" with respect to any Interest Payment Date, unless otherwise provided in the applicable Pricing Supplement, shall be the close of business on the first day of the calendar month in which such Interest Payment Date occurs; provided, however, that interest payable on the Maturity Date will be payable to the person to whom principal shall be payable.

REDEMPTION

     Unless otherwise provided in the applicable Pricing Supplement, the Notes will not be redeemable prior to the Stated Maturity Date at the option of the Company. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will not be repayable prior to the Stated Maturity Date at the option of the holder other than pursuant to the Survivor's Option. See "Repayment Upon Death."

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be redeemable at the option of the Company on the date(s) or period(s) specified prior to the Stated Maturity Date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to but not including the date of redemption.

     The Company may redeem any Notes that are subject to redemption at the option of the Company, either in whole or from time to time in part, upon not less than 30 or more than 60 days' prior written notice. Unless otherwise specified in the applicable Pricing Supplement, if less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any such repurchase.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

REPAYMENT UPON DEATH

     The holder of a Note will have the right to require the Company to repay such Note prior to its Stated Maturity Date upon the death of the beneficial owner of an interest in such Note, as described below (the "Survivor's Option").

     Pursuant to exercise of the Survivor's Option, the Company will repay any Note (or portion thereof) upon appropriate written demand for repayment by or on behalf of the person (the "Representative") that has authority to act on behalf of the deceased owner of the beneficial interest in such Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in such Note plus accrued interest to the date of such repayment. The Company will not make principal repayments pursuant to exercise of the Survivor's Option in amounts that are less than $1,000. Demand for repayment of any Note (or portion thereof) pursuant to exercise of the Survivor's Option may be withdrawn by a written request by the Representative of the deceased owner received by the Trustee prior to its repayment.

     Each Note (or portion thereof) the repayment of which is appropriately demanded pursuant to valid exercise of the Survivor's Option will be accepted promptly in the order all such demands are tendered. Any Note (or portion thereof) accepted for repayment pursuant to exercise of the Survivor's Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of such acceptance. In the event that the demand for repayment of the Note (or any portion thereof) is not accepted, the Trustee will deliver a notice by first-class mail to the registered holder thereof at its last known address as indicated in the Note Register, that states the reason such demand for repayment of such Note (or portion thereof) has not been accepted for payment.

     Subject to the foregoing, in order for a Survivor's Option to be validly exercised with respect to any Note (or portion thereof), the Trustee must receive from the Representative of the deceased owner: (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office or correspondent in the United States; (ii) identification of the Note (or portion thereof) to be repaid; (iii) appropriate evidence satisfactory to the Trustee that (A) the Representative has authority to act on behalf of the deceased beneficial owner, (B) the death of such beneficial owner has occurred and (C) the deceased was the owner of a beneficial interest in such Note at the time of death; and (iv) if the beneficial interest in such Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased's ownership of a beneficial interest in such Note. All questions as to the eligibility or validity of any exercise of the Survivor's Option will be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties.

     The death of a person owning a Note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be subject to repayment, together with interest accrued thereon to the repayment date. The death of a person owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder's interest in the Note so held by tenancy in common; except that in the event a Note is held by husband and wife as tenants in common, the death of either will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interest in a Note will be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the Note during his or her lifetime.

     For Notes represented by a Global Note, the Depositary or its nominee will be the holder of such Note and therefore will be the only entity that can exercise the Survivor's Option for such Note. To obtain repayment pursuant to exercise of the Survivor's Option with respect to such Note, the Representative must provide to the broker or other entity through which the beneficial interest in such Note is held by the deceased owner: (i) the documents described in clauses (i) and (iii) of the second preceding paragraph; and (ii) instructions to such broker or other entity to notify the Depositary of such Representative's desire to obtain repayment pursuant to exercise of the Survivor's Option. Such broker or other entity will provide to the Trustee (a) the documents received from the Representative referred to in clause (i) of the preceding sentence and (b) a certificate satisfactory to the Trustee from such broker or other entity stating that it represents the beneficial owner. Such broker or entity will be responsible for disbursing any payments it receives pursuant to exercise of the Survivor's Option to the appropriate Representative. See "Description of
Notes -- Delivery and Form."

     A REPRESENTATIVE MAY OBTAIN THE FORMS USED TO EXERCISE THE SURVIVOR'S OPTION FROM THE CHASE MANHATTAN BANK, THE TRUSTEE, AT 450 WEST 33RD STREET, 15TH FLOOR, NEW YORK, NEW YORK 10001, DURING NORMAL BUSINESS HOURS.

                         RETAIL DIRECT ISSUANCE PROGRAM

     The Company maintains a separate retail note program pursuant to which similar notes ("the Direct Issue Notes") are sold by the Company directly (without any underwriter or selling agent) through employees of the Company who, pursuant to Rule 3a4-(1)(a) promulgated under the Exchange Act, are deemed not to be brokers. While the Notes described in this Prospectus Supplement are comparable to the Direct Issue Notes in certain respects, rates on the Direct Issue Notes for comparable maturities, and certain other terms and conditions of the Direct Issue Notes, may be different from those for the Notes described in this Prospectus Supplement. Also, the Direct Issue Notes are not DTC eligible and there is no secondary market for them. In the case of the Notes, the Agents may from time to time, purchase and sell Notes in the secondary market, although they are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes. The information provided in this paragraph shall not constitute an offer to sell or the solicitation of an offer to buy the Direct Issue Notes. The Direct Issue Notes may only be issued pursuant to a current prospectus relating thereto.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations, which could apply retroactively, so as to result in United States Federal income tax consequences different from those discussed below. This summary deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction. Special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to a particular issue of Notes will be discussed in the applicable Pricing Supplement.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries having authority to control all decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

U.S. HOLDERS

  Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes") based upon Treasury regulations (the "OID Regulations"), under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     Under the OID regulations, a Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued with original issue discount. Original issue discount is the excess, if any, of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by (i) the number of complete years to maturity or (ii) the weighted average maturity, in the case of a Note providing for the payment of any amount other than "qualified stated interest" (as hereinafter defined) prior to maturity. The issue price of a Note is equal to the first price at which a substantial amount of Notes in the same issue of Notes has been sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income is the sum of the daily portions of the original issue discount for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Original Issue Discount Note. The "daily portion" of original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders of Original Discount Notes generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest that accrues on a Note, i.e., the excess of all remaining payments to be received on the Note over the amount paid for the Note by such Holder, by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, a cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or redemption of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. Accrual method U.S. Holders and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount

     If a U.S. Holder purchases a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement, or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount under a constant yield method on the basis of semi-annual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semi-annual compounding basis), in which case the rules described above regarding the recognition of ordinary income and the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

  Premium

     If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized premium for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any principal payments, and in the case of an Original Issue Discount Note, any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. The Taxpayer Relief Act of 1997 generally reduced the maximum capital gains rates for individuals with respect to gain recognized upon the disposition of capital assets held for more than 18 months to 20% and retained the maximum capital gains rate of 28% with respect to capital assets held for more than one year but less than 18 months. Thus, gain recognized by a U.S. Holder upon the disposition of a Note may be subject to the more favorable capital gains rates depending in part upon the U.S. Holder's holding period for the Note. U.S. Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of the Notes. The distinction between capital gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     If a U.S. Holder disposes of only a portion of a Note pursuant to a redemption or repayment (including the Survivor's Option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original Note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, U.S. Holder's adjusted basis and the accrued but unpaid original issue discount of the Note, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest (including original issue discount) on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate U.S. Holders. The Company, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder's United States Federal income tax and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Under the terms of the Distribution Agreement dated as of August 7, 1997, the Notes are offered on a continuing basis by the Company through PaineWebber Incorporated, Legg Mason Wood Walker, Incorporated and Sage Rutty & Co. (the "Agents") who have agreed to use their reasonable efforts to solicit purchases of the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company may appoint additional Agents to solicit sales of the Notes; provided, however, that any such solicitation and sale of the Notes shall be on the same terms and conditions to which the Agents have agreed. The Company will pay a commission to each Agent, ranging from 0.20% to 2.50% of the principal amount of each Note, depending upon its stated maturity, sold through the Agent.

     Following the solicitation of orders, the Agents, severally and not jointly, may purchase Notes from the Company as principal for their own accounts. Unless otherwise set forth in the applicable Pricing Supplement, such Notes will be purchased by the Agent at a price equal to 100% of the principal amount thereof and will be resold to one or more investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent or, if so specified in the applicable Pricing Supplement, at a fixed public offering price. The Agents may sell Notes they have purchased from the Company as principal to other dealers for resale to investors and other purchasers, and may allow all or any portion of the discount received in connection with such purchase from the Company to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part (whether placed directly with the Company or through the Agents). The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them on an agency basis.

     Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

     No Note will have an established trading market when issued. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with the offering of Notes purchased by one or more Agents as principal on a fixed price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Agent creates or the Agents create, as the case may be, a short position in such Notes, i.e., if it sells or they sell, as the case may be, Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of the Notes to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Agents makes any representations that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

     Concurrently with the offering of Notes through the Agents as described herein, the Company may from time to time sell Notes directly to purchasers and may issue other Debt Securities described in the accompanying Prospectus pursuant to the Indenture referred to herein.

                                 LEGAL MATTERS

     Certain legal matters relating to the Notes offered hereby will be passed upon for the Company by Elizabeth H. Mai, Esquire, Senior Vice President, Secretary and General Counsel of the Company and for the agents and underwriters by Brown & Wood LLP, New York, New York. Ms. Mai owns or has the right to acquire a number of shares of Class B Common Stock of the Company which is well below 1% of the outstanding common stock of the Company.

                                   TRADEMARKS

     Advanta is a federally registered trademark of the Company. The Advanta logo and Value Notes(SM) are trademarks of the Company.

PROSPECTUS

                                      LOGO

                                DEBT SECURITIES
                            ------------------------

     Advanta Corp. (the "Company") may from time to time issue its debt securities (the "Debt Securities") up to an aggregate initial public offering price of $1,604,919,500 or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies, such as European Currency Units, at prices and on terms determined by market conditions at the time of sale.

     When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption, any terms for repayment at the option of the holder, any terms for sinking fund payments, the initial public offering price, whether such Debt Securities are issuable in individual registered form without coupons, in the form of one or more global securities, or in bearer form with or without coupons, and any listing of the Debt Securities on a securities exchange. The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax, accounting and other considerations relating to the Debt Securities covered by it.

     The Company may sell the Debt Securities to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of the Company or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Debt Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

     The Debt Securities will be unsecured obligations of the Company and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of the Company, and are not insured by the Federal Deposit Insurance Corporation or any other federal or state agency.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is July 8, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission Registration Statement Nos. 33-50883 and 333-05701 (herein, together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     As required by the Commission, the Company hereby incorporates by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

     3. The Company's Current Reports on Form 8-K dated January 23, April 18, and April 22, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: Investor Relations, Advanta Corp., Five Horsham Business Center, Horsham, Pennsylvania 19044-2209, telephone (215) 784-5335.

                                  THE COMPANY

GENERAL

     The Company serves consumers and small businesses through innovative products and services primarily via direct, cost effective delivery systems. The Company primarily originates and services credit cards and mortgages. Other products include small-ticket equipment leasing, credit insurance and deposit products. The Company utilizes customer information attributes including credit assessments, usage patterns and other characteristics enhanced by proprietary information to match customer profiles with appropriate products. At year end 1995 assets under management totaled $14 billion.

     Approximately 73% of total revenues are derived from credit cards marketed through carefully targeted direct mail campaigns. For the past several years, the Company's strategy has been to market this product in the form of a no annual fee, low variable-rate gold card. The Company has successfully grown to one of the ten largest issuers of gold cards in the United States and ranks among the top 15 bankcard issuers worldwide. Mortgage services contributes 9% of total revenues with a managed loan portfolio of $1.8 billion. Mortgage loans are originated directly with consumers, as well as through conduit relationships and wholesale purchases from brokers and other financial institutions.

     The Company was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044-9808. The Company's telephone number at its principal executive office is (215) 657-4000.

ADVANTA PERSONAL PAYMENT SERVICES

     During 1995, the Company's consumer credit card unit adopted the name Advanta Personal Payment Services, which more appropriately captures the unit's mission and its goal of expansion into new delivery systems as described below.

     The Company, which has been in the credit card business since 1983, issues gold (i.e., premium) and standard MasterCard(R)* and VISA(R)* credit cards nationwide. The Company has built a substantial cardholder base which, as of December 31, 1995, totaled 4.8 million accounts and $10.0 billion in managed receivables. At March 31, 1996, the cardholder base had grown to 5.5 million accounts and $11.7 billion in managed receivables. As of December 31, 1995, the gold card strategy had produced a portfolio with 82% of its balances derived from gold cards. This contrasts with the bankcard industry as a whole, which is composed of 43% gold (versus standard) cards. Both gold and standard accounts undergo the same credit analysis, but gold accounts have higher initial credit limits because of the cardholders' better credit quality. In addition, gold accounts generally offer a wider variety of services to cardholders. The primary method of account acquisition is direct mail solicitation. The Company generally uses credit scoring by independent third parties and a proprietary market segmentation and targeting model to target its mailings to profitable segments of the market.

     In 1982, the Company acquired Advanta National Bank USA ("Advanta National USA"), formerly known as Colonial National Bank USA. As a national bank, Advanta National USA has the ability to make loans to consumers without many of the restrictions found in various state usury and licensing laws, to negotiate variable rate loans, to generate funds economically in the form of deposits insured by the Federal Deposit Insurance Corporation ("FDIC") and to include in its product mix a MasterCard(R) and VISA(R) credit card program. In 1995, the Company chartered Advanta National Bank ("ANB") to complement the credit card activities of Advanta National USA. ANB is a type of limited purpose national bank known as a "credit card bank" whose lending activities are limited to consumer credit card lending.

---------------

* MasterCard(R) is a federally registered servicemark of MasterCard International, Inc. ("MasterCard"); VISA(R) is a federally registered servicemark of VISA, U.S.A., Inc. ("VISA").

See "Government Regulation -- Advanta National Bank USA and Advanta National Bank." Prior to the establishment of ANB, substantially all of the Company's credit card receivables and bank deposits were originated by Advanta National USA. However, at December 31, 1995, ANB accounted for $1.7 billion of the Company's total of $10.0 billion of managed credit card assets, and $684 million of the total $1.9 billion of bank deposits; and at March 31, 1996, ANB had grown to represent $3.5 billion of the Company's total of $11.7 billion of managed credit card assets, and $930 million of the total of $2.0 billion of bank deposits.

     Most of the Company's MasterCard(R) and VISA(R) credit cards carry no annual fee, and those credit cards which do include an annual fee generally have lower fees than those charged by many of the Company's competitors. The Company believes that this characteristic of no or low annual fee credit cards has appealed to consumers, and that the Company's credit cards have also appealed to consumers because of their competitive interest rates, credit lines, quality service and payment terms.

     While the Company believes that its credit card offers will continue to appeal to consumers for the reasons stated, the Company also notes that for several years competition has been increasing in the credit card industry. At the same time, the U.S. consumer has become a generally more sophisticated and demanding user of credit. These forces are likely to produce significant changes in the industry. The Company is devoting substantial resources to meeting the challenges and taking advantage of the opportunities which management sees emerging in the industry. In 1994 and 1995, this included significant focus on balance transfer initiatives, in which the Company encouraged new and existing customers to transfer account balances they were maintaining with other credit card issuers to an Advanta National USA or ANB account with a lower interest rate. Approximately 35% of the new credit card sales generated in 1995 resulted from balance transfer business. In addition, as part of the strategy to broaden and deepen its relationship with the consumer, the Company has launched some proprietary branded credit card products. These products were crafted to meet an identified long-term consumer need and are expected to establish relationships with consumers that will be lasting. The Company intends to continue exploring new approaches to the credit card market.

     The interest rates on the majority of the Company's credit card receivables are variable, tied either to the prime rate or the London interbank offered rate ("LIBOR"). This variable rate structure helps the Company maintain net interest margins in both rising and declining interest rate environments.

     The Company believes that its targeted marketing strategy and its emphasis on satisfying customers have enabled it to attract and retain a portfolio of credit card accounts with a loss ratio which, based on reports published by MasterCard and VISA, has been below industry averages for the past three years. The Company's net credit losses on average managed credit card receivables outstanding for the year ended December 31, 1995 and the quarter ended March 31, 1996 were 2.5% and 3.2%, respectively. The Company's percentage of managed credit card receivables that were delinquent 30 or more days for the year ended December 31, 1995 and the quarter ended March 31, 1996 was 2.6% and 2.7%, respectively. With customers in all 50 states, the Company's credit card portfolio is geographically diversified. At December 31, 1995, the states with the highest aggregate managed loans outstanding were California, New York, Texas, Florida and Illinois, with approximately 15.9%, 7.6%, 6.5%, 5.8% and 4.4%, respectively, of the Company's total managed credit card receivables.

     Since 1988, Advanta National USA has been active in the credit card securitization market, and since its inception in 1995 ANB has likewise become active, together securitizing $3.4 billion of credit card receivables in 1995.

ADVANTA PERSONAL FINANCE SERVICES

     Formerly known as Advanta Mortgage, Advanta Personal Finance Services ("APFS") has been renamed to reflect the growing diversification and product array of this business unit, which expanded to include both Advanta Mortgage and Advanta Finance in 1995, and an automobile financing business (Advanta Auto Finance) in 1996.

     Advanta Mortgage Corp. USA originates, purchases, securitizes and services non-conforming credit first and second mortgage loans directly, through its subsidiaries, and for Advanta National USA's "Advanta Mortgage USA" Division (collectively, "Advanta Mortgage"). Loan production is generated through multiple distribution channels including two centralized direct to consumer origination centers (each one dedicated to a specific product), a broker network serviced by selected sales locations, correspondent relationships and purchases from other financial institutions. In 1995, Advanta Mortgage developed and tested a Home Equity Line of Credit product. Loan production volume relating to this product was not material in 1995 but is expected to grow significantly in 1996.

     Advanta Mortgage originates and purchases loans, generally funding those loans through sales or securitizations which have been structured to qualify as real estate mortgage investment conduits ("REMICs") under the Internal Revenue Code.

     Advanta Mortgage's managed portfolio of receivables includes owned loans (generally held for sale) as well as loans it services in which it retains an interest in the excess spread. At December 31, 1995, owned mortgage loan receivables totaled $322 million while total managed receivables were $1,798 million. Loans serviced under contract for a fee are not included in the Company's "managed portfolio" as the performance of such loans does not have a material impact on the Company's credit risk profile. In contrast, the performance of the managed portfolio, including loans sold by the Company, can materially impact ongoing mortgage banking income. Total loans serviced at December 31, 1995, including loans serviced for others for a fee, were $2,421 million.

     Approximately 78% of the managed portfolio is secured by first mortgages and the balance is secured by second mortgages. Approximately 81% of the managed portfolio is comprised of fixed rate loans while the remainder represents adjustable rate loans. At December 31, 1995, the states with the highest aggregate managed loans outstanding were California, New York, New Jersey, Maryland and Pennsylvania, with approximately 21.6%, 10.2%, 10.0%, 8.8% and 7.2%, respectively.

     During 1995 a new business channel, "Advanta Finance," was launched, offering loans directly to the consumer through a branch office system. Through December 31, 1995, eighteen branches were opened offering first and second mortgage loans similar to those offered by Advanta Mortgage. Production activity for the year was not material but is expected to become significant in 1996. At March 31, 1996, the number of Advanta Finance offices had grown to 34, and the first quarter loan production was $21.5 million. The combined origination volume for APFS for 1995 and the first quarter of 1996 was $773 million and $240 million, respectively. In the second quarter of 1996, Advanta Auto Finance began purchasing installment sale contracts made with sub-prime customers secured by automobiles through correspondent relationships.

ADVANTA BUSINESS SERVICES

     In late 1994, the Company's subsidiary, Advanta Leasing Corp., changed its name to Advanta Business Services Corp. ("ABS"), reflecting the Company's intention to expand its offerings to small business customers. The name change followed the Company's introduction, in July 1994, of a business-purpose MasterCard(R) credit card as a supplement to its commercial equipment leasing business. Both lines of business continue to expand.

     The commercial equipment leasing business is generated primarily through third party referrals from manufacturers or distributors of equipment as well as independent brokers. Most contact with these referral sources is made from the Company's ABS headquarters in Voorhees, New Jersey, using extensive direct marketing operations.

     Leasing originations volume, measured by the cost of the equipment included in new lease contracts, continues to grow, from a total of $190 million in 1994 to $251 million in 1995. While much of this growth is due to increased penetration of existing markets, such as office machinery, security systems and computers, some has been the result of expansion into additional market segments. The most significant of those are leasing programs for certain industrial and agricultural equipment and programs for leasing equipment to agencies of state and local governments.

     The business-purpose credit card operation also continues to grow, with over 23,000 accounts as of December 31, 1995. Again, direct marketing techniques, primarily direct mail to prospective customers, are the source of new accounts. The "Advanta business card" is marketed by ABS and issued by its affiliate, Advanta Financial Corp. ("AFC"), an FDIC-insured industrial loan corporation organized under the laws of the State of Utah. See "Government Regulation -- Advanta Financial Corp."

ADVANTA INSURANCE COMPANIES

     The Company mainly offers specialty credit related insurance products and services to its existing customer base. The focus of these products is on the customers' ability to repay their debt in the event of certain circumstances. Enrollment in these programs is achieved through the utilization of either direct mail or telemarketing distribution channels.

     Through unaffiliated insurance carriers, the Company generally offers a combined credit life, disability and unemployment product to the Company's lending customers. The Company's insurance subsidiaries reinsure 100% of these risks from the insurance carriers on a coinsurance basis. In consideration for assumption of these risks the insurance subsidiaries receive reinsurance premiums equal to 100% of the net premiums collected by the insurance carriers, less a ceding fee as defined by the reinsurance treaties, and all acquisition expenses, premium taxes and loss payments made by the carriers on these risks. Under the terms of certain reinsurance treaties the subsidiaries are either obligated to maintain in trust for the benefit of an insurance carrier an amount equal to 100% of the unearned premiums and all statutory reserves for future incurred loss payments or have certain of these loss reserves, as defined, withheld by an insurance carrier.

     Approximately 90% of the Company's total insurance revenues are derived from the offering of insurance products to credit card customers of Advanta National USA and ANB.

ADVANTA PARTNERS

     Advanta Partners LP is a private venture capital equity investment firm formed in 1994. The firm focuses primarily on growth capital financing, restructuring and management buyouts in the financial services and information services industries. The investment objective of Advanta Partners is to earn attractive returns by building the long-term values of the businesses in which it invests. Advanta Partners combines transaction expertise, management skills and a broad contact base with strong industry-specific knowledge which is further enhanced by its relationship with the Company.

DEVELOPMENTAL INITIATIVES

     The Company has initiated a number of new programs focused on creating new products, entering new markets and expanding the Company's channels of delivery. As part of the Company's expansion into new markets, in 1995 the Company formed a joint venture with The Royal Bank of Scotland to market, issue and service bankcards in the United Kingdom. While initial test mailings have generated positive response, this effort was not material to the Company in 1995. The Company believes that the results of the joint venture will not be material to earnings in 1996. Additionally, the Company has developed and launched several branded credit card products. The Company is continuing to explore new product concepts and expects to introduce new products in 1996. Simultaneously, the Company is exploring new technologies and delivery systems related to payment services. The Company continues to engage in research and development activities with respect to products and services outside the financial services sector.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company and its subsidiaries for the periods indicated:

                                                       THREE
                                                      MONTHS
                                                    ENDED MARCH
                                                        31,           YEAR ENDED DECEMBER 31,
                                                    -----------   --------------------------------
                                                    1996   1995   1995   1994   1993   1992   1991
                                                    ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(A).............  2.10   2.26   2.26   2.71   2.52   1.81   1.36

---------------
(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases.

                             GOVERNMENT REGULATION

THE COMPANY

     The Company is not required to register as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company owns Advanta National USA, which is a "bank" as defined under the BHCA as amended by the Competitive Equality Banking Act of 1987 ("CEBA"). However, under certain grandfathering provisions of CEBA, the Company is not required to register as a bank holding company under the BHCA, because Advanta National USA, which takes demand deposits but does not make commercial loans, did not come within the BHCA's definition of the term "bank" prior to the enactment of CEBA and it complies with certain restrictions set forth in CEBA, such as limiting its activities to those in which it was engaged prior to March 5, 1987 and limiting its growth rate to not more than 7% per annum. Such restrictions also prohibit Advanta National USA from cross-marketing products or services of an affiliate that are not permissible for bank holding companies under the BHCA. In addition, the Company complies with certain other restrictions set forth in CEBA, such as not acquiring control of more than 5% of the stock or assets of an additional "bank" or "savings association" as defined for these purposes under the BHCA. Consequently, the Company is not subject to examination by the Federal Reserve Board (other than for purposes of assuring continued compliance with the CEBA restrictions referenced in this paragraph). Should the Company or Advanta National USA cease complying with the restrictions set forth in CEBA, registration as a bank holding company under the BHCA would be required.

     Registration as a bank holding company is not automatic. The Federal Reserve Board may deny an application if it determines that control of a bank by a particular company will cause undue interference with competition or that such company lacks the financial or managerial resources to serve as a source of strength to its subsidiary bank. While the Company believes that it meets the Federal Reserve Board's managerial standards and that its ownership of Advanta National USA has improved the bank's competitiveness, should the Company be required to apply to become a bank holding company the outcome of any such application cannot be certain.

     Registration as a bank holding company would subject the Company and its subsidiaries to inspection and regulation by the Federal Reserve Board. Although the Company has no plans to register as a bank holding company at this time, the Company believes that registration would not restrict, curtail or eliminate any of its activities at current levels, except that some portions of the current business operations of the Company's insurance subsidiaries would have to be discontinued, the effects of which would not be material. However, the Company is actively exploring additional lines of business, some of which the Company might not be able to pursue as a registered bank holding company under the BHCA.

     Under CEBA, neither ANB nor AFC is considered a "bank" for purposes of the BHCA, and so the Company's ownership of these institutions does not impact the Company's exempt status under the

BHCA. ANB is a "credit card bank" under CEBA, and as such is subject to certain restrictions, including that it may only engage in credit card operations, it may not offer checking or transaction accounts and it may only accept time deposits in amounts of $100,000 or more. However, unlike Advanta National USA, ANB's growth is not limited to 7% per annum.

ADVANTA NATIONAL BANK USA AND ADVANTA NATIONAL BANK (THE "BANKS")

     The Company acquired Advanta National USA (formerly known as Colonial National Bank USA) in 1982 and organized ANB in 1995. Both of the Banks are national banking associations organized under the laws of the United States of America. Advanta National USA's headquarters (which is also its sole branch) and ANB's only office, its headquarters, are located in Delaware. ANB was chartered to complement the credit card activities of Advanta National USA. ANB is a "credit card bank," a class of FDIC-insured depository institution created under CEBA, which can only engage in credit card operations, can only accept deposits in denominations of $100,000 or more, may not offer transaction (e.g., checking) accounts, may only maintain one office for the collection of deposits, and may not engage in commercial lending activities. The Company conducts all of its consumer credit card lending business through the Banks, and conducts a large portion of its mortgage lending business through Advanta National USA.

     The Banks are subject primarily to regulation and periodic examination by the Office of the Comptroller of the Currency (the "Comptroller"). Such regulation relates to the maintenance of reserves for certain types of deposits, the maintenance of certain financial ratios, transactions with affiliates and a broad range of other banking practices. As national banks, the Banks are subject to provisions of federal law which restrict their ability to extend credit to their affiliates or pay dividends to its parent company. See "Dividends and Transfers of Funds."

     The Banks are subject to capital adequacy guidelines approved by the Comptroller. These guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and consider off-balance sheet exposures in determining capital adequacy. As of December 31, 1995, the minimum required ratio of total capital to risk-weighted assets (including certain off-balance sheet items) was 8%. At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of non-cumulative perpetual preferred stock ("Tier 1 capital"). The remainder may consist of other preferred stock, certain hybrid debt/equity instruments, a limited amount of term subordinated debt or a limited amount of the reserve for possible credit losses ("Tier 2 capital"). In addition, the Comptroller has also adopted a minimum leverage ratio (Tier 1 capital divided by total average assets) of 3% for national banks that meet certain specified criteria, including that they have the highest regulatory rating. Under this guideline, the minimum leverage ratio would be at least 1 or 2 percentage points higher for national banks that do not have the highest regulatory rating, for national banks undertaking major expansion programs and for other national banks in certain circumstances. As of December 31, 1995, Advanta National USA's Tier 1 capital ratio was 7.30%, its combined Tier 1 and Tier 2 capital ratio was 11.56% and its leverage ratio was 6.79%. At December 31, 1995, ANB's Tier 1 capital ratio was 8.04%, its combined Tier 1 and Tier 2 capital ratio was 12.28% and its leverage ratio was 7.87%.

     Recognizing that the risk-based capital standards address only credit risk (and not interest rate, liquidity, operational or other risks), the Comptroller has indicated that many national banks will be expected to maintain capital in excess of the minimum standards. As indicated above, both of the Banks' respective capital levels currently exceed the minimum standards. To date, the Comptroller has not required either of the Banks to maintain capital in excess of the minimum standards. However, there can be no assurance that such a requirement will not be imposed in the future, or if it is, what higher standard will be applicable.

     In addition, pursuant to certain provisions of the FDIC Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, FDIC-insured institutions such as the Banks may only accept brokered deposits without FDIC permission if they meet certain capital standards, and are subject to restrictions with respect to the interest they may pay on deposits unless they are "well-capitalized." To be "well-capitalized," a bank must have a ratio of total capital to risk-weighted assets of not less than 10%, Tier 1 capital to risk-weighted assets of not less than 6% and a Tier 1 leverage ratio of not less than 5%. Based on the applicable standards under these regulations, both of the Banks are currently "well-capitalized," and the Company intends to maintain both Banks as "well-capitalized" institutions.

     Under Federal law, the Banks may "export" (i.e., charge their customers resident in other states) the finance charges permissible under the law of their state of domicile, Delaware, which state has no usury statute applicable to banks. Consistent with prevailing industry practice, the Banks also export credit card fees (including, for example, annual fees, late charges, returned payment check fees and fees for exceeding credit limits) permitted under Delaware law. Litigation regarding the issue of whether the exportation of such credit card fees is permissible has been initiated against various credit card issuers in various states, including one such lawsuit filed against Advanta National USA in the Court of Common Pleas, Philadelphia County, Pennsylvania on June 28, 1995. The courts that had ruled on this issue reached conflicting opinions, and on January 19, 1996, the United States Supreme Court agreed to review a California Supreme Court decision regarding exportation of credit card late fees. On June 3, 1996, the United States Supreme Court ruled that the exportation of fees that are allowed by the state in which a bank is located is permissible under Federal law. As a result of this decision, the Company anticipates that the lawsuit filed against Advanta National USA will be dismissed.

ADVANTA FINANCIAL CORP.

     In January 1992, AFC opened for business and began taking deposits. AFC is an FDIC-insured industrial loan corporation organized under the laws of the State of Utah and is subject to examination and regulation by both the FDIC and the Utah Department of Financial Institutions. At December 31, 1995, AFC had deposits of $38 million and total assets of $78 million. Currently, AFC's principal activities consist of small ticket equipment lease financing and issuance of the "Advanta business card" credit card marketed by ABS. The Company anticipates that AFC's managed receivables base of Advanta business card loans will grow significantly in 1996.

LENDING AND LEASING ACTIVITIES

     The Company's activities as a lender are also subject to regulation under various federal and state laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Electronic Funds Transfer Act and the Fair Credit Reporting Act. Provisions of those statutes, and related regulations, among other matters, require disclosure to borrowers of finance charges in terms of an annual percentage rate, prohibit certain discriminatory practices in extending credit, require the Company's FDIC-insured depository institutions to serve the banking needs of their local communities and regulate the dissemination and use of information relating to a borrower's creditworthiness. Certain of these statutes and regulations also apply to the Company's leasing activities. In addition, Advanta Mortgage, Advanta Finance and their respective subsidiaries are subject to licensure and regulation in various states as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans.

DIVIDENDS AND TRANSFERS OF FUNDS

     There are various legal limitations on the extent to which Advanta National USA, AFC or ANB can finance or otherwise supply funds through dividends, loans or otherwise to the Company and its affiliates. The prior approval of the Comptroller is required if the total of all dividends declared by either of the Banks in any calendar year exceeds that institution's net profits (as defined) for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus accounts. In addition, neither Advanta National USA nor ANB may pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in any unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Comptroller could claim that a dividend payment might under some circumstances be an unsafe or unsound practice.

     Advanta National USA, AFC and ANB are also subject to restrictions under Sections 23A and 23B of the Federal Reserve Act. These restrictions limit the transfer of funds by the depository institution to the Company and certain other affiliates, as defined in that Act, in the form of loans, extensions of credit, investments or purchases of assets, and they require generally that the depository institution's transactions with its affiliates be on terms no less favorable to the bank than comparable transactions with unrelated third parties. These transfers by any one institution to the Company or any single affiliate are limited in amount to 10% of the depository institution's capital and surplus and transfers to all affiliates are limited in the aggregate to 20% of the depository institution's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. In addition, in order for the Company to maintain its grandfathered exemption under CEBA, neither Advanta National USA nor ANB may make any loans to the Company or any of its subsidiaries.

REGULATION OF INSURANCE

     The insurance subsidiaries are subject to the laws and regulations of and supervision by the states in which they are domiciled or have obtained authority to transact insurance business. These states have adopted laws and regulations which govern all marketing, administration and financial operations of an insurance company, including dividend payments and financial solvency. In addition, pursuant to Arizona laws and regulations, each of the insurance subsidiaries is required to register as part of an Arizona holding company structure which, among other things, requires approval of transactions between all affiliated entities.

     The maximum dividend that any of the insurance subsidiaries can distribute to its parent in any twelve month period without prior approval of the State of Arizona Department of Insurance is the lesser of 10% of the subsidiary's statutory surplus or its net income for any given twelve month period (if a life insurance company) or net investment income (if a property and casualty insurance company).

     The State of Arizona has adopted minimum risk-based capital standards as developed by the National Association of Insurance Commissioners. Risk-based capital is the quantification of an insurer's surplus requirements based on financial balances and underwriting activity risks. The ratio of an insurer's total adjusted capital and surplus, as defined, is compared to various levels of risk-based capital to determine what intervention, if any, is required by either the insurance company or an insurance department. All of the insurance companies currently meet all risk-based capital standards and require no action by any party.

     The Company's insurance subsidiaries reinsure risks whose underwriting insurance practices and rates are regulated in part or fully by state insurance departments. These rates are continually being reviewed and modified by the state insurance departments based on prior historical experience. Any modifications may impact the future profitability of the Company's insurance subsidiaries.

GENERAL

     Because the banking and finance businesses in general are the subject of such extensive regulation at both the state and federal levels, and because numerous legislative and regulatory proposals are advanced each year which, if adopted, could affect the Company's profitability or the manner in which the Company conducts its activities, the Company cannot now predict the extent of the impact of any such new laws or regulations.

     Various legislative proposals have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, permitting affiliations between banks and commercial or securities firms, and proposals which would place new restrictions on a lender's ability to utilize prescreening of consumers' credit reports through credit reporting agencies (credit bureaus) in connection with the lender's direct marketing efforts. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on the Company.

     In 1994, Congress adopted the Interstate Banking and Branching Efficiency Act, which statute permits nationwide interstate bank acquisitions beginning in 1995, and interstate bank branching in 1997 (or earlier at a state's option). The Company does not currently believe that the changes in the country's banking system wrought by this statute will materially impact the Company's business.

                                USE OF PROCEEDS

     Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used: for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, subsidiaries and affiliates of the Company, which will use the proceeds for general corporate purposes; and, possibly, for financing future acquisitions by the Company, including without limitation, acquisitions of credit card and home equity loan portfolios. At the date hereof, no specific proposed acquisitions have been identified as probable. The precise amounts and timing of the application of proceeds will depend upon funding requirements of the Company and its subsidiaries and affiliates and the amount of Debt Securities offered from time to time pursuant to this Prospectus. If the Company elects at the time of issuance of Debt Securities to make different or more specific use of proceeds other than as set forth herein, such use will be described in the Prospectus Supplement.

     In view of its anticipated requirements, the Company expects to engage, on a recurring basis, in additional private or public financings of a character and amount to be determined as the need arises.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture") dated as of November 15, 1993 entered into between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in these summaries) shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

     The Company's rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company. Neither the Indenture nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by the Company or any of its subsidiaries. The Debt Securities will rank on a parity with all other unsecured unsubordinated indebtedness of the Company.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which such

Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined;
(6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds; (8) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other detailed terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (10) the denomination or denominations in which such Debt Securities are authorized to be issued; (11) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures; (13) whether any of the Debt Securities will be issued as Original Issue Discount Securities;
(14) each office or agency where, subject to the terms of the Indenture, such Debt Securities may be presented for registration of transfer or exchange; (15) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable; (16) whether the amount of payments of principal of, and interest and additional amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (17) whether the Company or a holder may elect payment of the principal of or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (18) if other than the Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent; (19) if applicable, the defeasance of certain obligations by the Company pertaining to Debt Securities of the series; (20) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture; (21) whether and under what circumstances the Company will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (22) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt

Securities; and (23) any other terms of the series (which will not be inconsistent with the provisions of the Indenture).

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     The provisions of the Indenture described below under "Restrictive Covenants" are the only provisions which would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of The Chase Manhattan Bank (National Association), as Paying Agent and Security Registrar under the Indenture, in The City of New York, New York, provided that payments of interest may be made at the option of the Company by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the Regular Record Date (Sections 305 and 307).

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

     The Indenture contains a covenant by the Company limiting its ability to dispose of the Voting Stock of a Significant Subsidiary. A"Significant Subsidiary" is defined to mean any Subsidiary of the Company the Consolidated Assets of which constitute 20% or more of the Company's Consolidated Assets. Such covenant provides that, subject to certain exceptions, so long as any of the Debt Securities are outstanding, the Company: (a) will not, nor will it permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, nor will the Company permit a Significant Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, unless the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of such Subsidiary after giving effect to such transaction; or (b) will not permit a Significant Subsidiary to either (i) merge or consolidate with or into any corporation (other than the Company), unless at least 80% of the surviving corporation's Voting Stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly, by the Company, or (ii) lease, sell or transfer all or substantially all of its properties or assets to any corporation or other person (other than the Company), unless 80% of the Voting Stock of such corporation or other person is owned, or will be owned, upon such lease, sale or transfer, directly or indirectly, by the Company (Section 1005).

     In addition, the Indenture contains a covenant prohibiting the Company from creating or permitting, or permitting any Subsidiary to create or permit, any liens upon 20% or more of the Voting Stock of any Significant Subsidiary to secure any indebtedness without securing the Debt Securities equally and ratably with all indebtedness secured thereby (Section 1006).

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company or any Significant Subsidiary; (f) acceleration of indebtedness in a principal amount in excess of $10,000,000 for money borrowed by the Company or any

Significant Subsidiary under the terms of the instrument under which such indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture (Section 502).

ADDITIONAL PROVISIONS

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512).

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section 507). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

     The Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event or Default (Section 1009).

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance and
(iii) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor, shall be deemed not to be outstanding (Section 101).

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment: provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) adversely affect the right of repayment at the option of any holder; (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

     The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture (Section 1008). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513).

     Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any holder for any of the following purposes:
(i) to evidence the succession of another corporation to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; and (xi) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801).

CONCERNING THE TRUSTEE

     The Company and certain of its subsidiaries maintain banking relationships with the Trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; (iv) through dealers; or (v) through a combination of any such methods of sale.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

     Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company may sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Certain of the underwriters, dealers or agents may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company or one or more of its affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Debt Securities offered hereby will be passed upon for the Company by Gene S. Schneyer, Esquire, Vice President, Secretary and General Counsel of the Company and for the agents and underwriters, if any, by Brown & Wood, New York, New York. Mr. Schneyer owns or has the right to acquire a number of shares of Class A and Class B Common Stock of the Company which is well below l% of the outstanding common stock of the Company.

                                    EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
            PROSPECTUS SUPPLEMENT
Risk Factors.........................     S-3
The Company..........................     S-5
Recent Developments..................     S-5
Ratio of Earnings to Fixed Charges...     S-6
Description of Notes.................     S-6
Retail Direct Issuance Program.......    S-13
Certain United States Federal Income
  Tax Consequences...................    S-13
Plan of Distribution.................    S-17
Legal Matters........................    S-18
Trademarks...........................    S-18

                 PROSPECTUS
Available Information................       2
Incorporation of Certain Documents by
  Reference..........................       2
The Company..........................       3
Ratio of Earnings To Fixed Charges...       7
Government Regulation................       7
Use of Proceeds......................      11
Description of Debt Securities.......      11
Plan of Distribution.................      17
Legal Opinions.......................      18
Experts..............................      18

======================================================

======================================================

                                  $250,000,000
                                  ADVANTA LOGO

                           VALUE NOTES(SM), SERIES A
                         DUE FROM 9 MONTHS TO 15 YEARS
                               FROM DATE OF ISSUE

                            PAINEWEBBER INCORPORATED

                            LEGG MASON WOOD WALKER,
                                  INCORPORATED

                                SAGE RUTTY & CO.

                             PROSPECTUS SUPPLEMENT
                                 AUGUST 7, 1997

======================================================

                                       K